Filed Pursuant to Rule 433

Registration Statement Number 333-232941

February 5, 2020

COMCAST CORPORATION

€800,000,000 0.250% Euro Notes due 2027 (the “2027 Euro Notes”)

€1,400,000,000 0.750% Euro Notes due 2032 (the “2032 Euro Notes”)

€800,000,000 1.250% Euro Notes due 2040 (the “2040 Euro Notes”)

£600,000,000 1.500% Sterling Notes due 2029 (the “2029 Sterling Notes”)

£800,000,000 1.875% Sterling Notes due 2036 (the “2036 Sterling Notes”)

The 2027 Euro Notes, 2032 Euro Notes and 2040 Euro Notes are herein referred to as the “Euro Notes.” The 2029 Sterling Notes and the 2036 Sterling Notes are herein referred to as the “Sterling Notes.” The Euro Notes and Sterling Notes are herein referred to as the “Notes.”

Final Term Sheet

Issuer:	Comcast Corporation (the “Company”)

Guarantors:	Comcast Cable Communications, LLC and NBCUniversal Media, LLC

Issue of Securities:	0.250% Euro Notes due 2027

0.750% Euro Notes due 2032 1.250% Euro Notes due 2040

1.500% Sterling Notes due 2029 1.875% Sterling Notes due 2036

Denominations:

The Euro Notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof

The Sterling Notes will be issued in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof

Use of Proceeds:	The Company intends to use the net proceeds from the offering, after deducting underwriters’ discount and expenses, entirely for the refinancing of debt, including Sky Limited’s floating rate notes, which bear interest at a rate equal to 3 month EURIBOR plus 0.75%, due April 1, 2020 (€600 million principal amount outstanding as of the date hereof), NBCUniversal Media, LLC’s 4.375% notes due April 1, 2021 ($2.0 billion principal amount outstanding as of the date hereof) and the Company’s 3.45% notes due October 1, 2021 ($2.0 billion principal amount outstanding as of the date hereof)

Indenture:	Indenture dated as of September 18, 2013 by and among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of November 17, 2015 by and among the Company, the guarantors named therein and the Trustee

Optional Tax Redemption:	Each series of Notes may be redeemed, at any time, by the Company, in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of such Notes, together with accrued and unpaid interest on such Notes being redeemed to, but not including, the date fixed for redemption, if as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date hereof, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described in the Prospectus Supplement

Trustee:	The Bank of New York Mellon

Paying Agent:	The Bank of New York Mellon, London Branch

Expected Ratings: [1]	Moody’s: A3; S&P: A-; Fitch: A-

Joint Book-Running Managers:	BNP Paribas Citigroup Global Markets Limited J.P. Morgan Securities plc Barclays Bank PLC Deutsche Bank AG, London Branch RBC Europe Limited

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Co-Managers:

Banco Santander, S.A.

Commerzbank Aktiengesellschaft

Credit Suisse Securities (Europe) Limited

Goldman Sachs & Co. LLC

Merrill Lynch International

Mizuho International plc

Morgan Stanley & Co. International plc

SMBC Nikko Capital Markets Limited

The Toronto-Dominion Bank

Wells Fargo Securities, LLC

DNB Markets, Inc.

ICBC Standard Bank Plc

PNC Capital Markets LLC

Société Générale

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

ING Bank N.V. Belgian Branch

Loop Capital Markets LLC

Bancroft Capital

CastleOak Securities, L.P.

Drexel Hamilton, LLC

MFR Securities, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Trade Date:	February 5, 2020

Settlement Date:	February 20, 2020 (T+10)

Listing:	The Company intends to list each series of Notes on the NASDAQ Global Market

It is expected that delivery of the Notes will be made against payment therefor on or about February 20, 2020, which is the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

2027 Euro Notes

Aggregate Principal Amount:	€800,000,000

Maturity Date:	May 20, 2027

Interest Rate:	0.250% per annum, accruing from February 20, 2020

Interest Payment Dates:	May 20 of each year, commencing May 20, 2020

Benchmark Bund Rate:	DBR 0.250% due February 15, 2027

Benchmark Bund Price:	105.615%

Spread to Benchmark Bund:	83.6 bps

Mid-swap Rate:	-0.147%

Reoffer Spread to Mid-swap:	+45 bps

Yield to Maturity:	0.303%

Public Offering Price:	99.621% plus accrued interest, if any, from February 20, 2020

Underwriters’ Discount:	0.325%

Net Proceeds to Comcast, Before Expenses:	99.296% per €800,000,000 principal amount of 2027 Euro Notes; €794,368,000 total

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption:	The 2027 Euro Notes are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 2027 Euro Notes, at any time prior to March 20, 2027 (two months prior to the maturity of the 2027 Euro Notes) (the “2027 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2027 Par Call Date, in each case discounted to the redemption date on an actual (ACTUAL/ACTUAL (ICMA)) basis at a rate equal to the applicable Bund Rate plus 15 basis points, provided that, if the 2027 Euro Notes are redeemed on or after the 2027 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 2027 Euro Notes may be issued. The 2027 Euro Notes and any additional 2027 Euro Notes that may be issued may be treated as a single series for all purposes under the Indenture

CUSIP / ISIN / Common Code:	20030N DB4 / XS2114852218 / 211485221

2032 Euro Notes

Aggregate Principal Amount:	€1,400,000,000

Maturity Date:	February 20, 2032

Interest Rate:	0.750% per annum, accruing from February 20, 2020

Interest Payment Dates:	February 20 of each year, commencing February 20, 2021

Benchmark Bund Rate:	DBR 0.000% due August 15, 2029

Benchmark Bund Price:	103.850%

Spread to Benchmark Bund:	116 bps

Mid-swap Rate:	0.114%

Reoffer Spread to Mid-swap:	+65 bps

Yield to Maturity:	0.764%

Public Offering Price:	99.840% plus accrued interest, if any, from February 20, 2020

Underwriters’ Discount:	0.375%

Net Proceeds to Comcast, Before Expenses:	99.465% per €1,400,000,000 principal amount of 2032 Euro Notes; €1,392,510,000 total

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption:	The 2032 Euro Notes are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 2032 Euro Notes, at any time prior to November 20, 2031 (three months prior to the maturity of the 2032 Euro Notes) (the “2032 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2032 Par Call Date, in each case discounted to the redemption date on an actual (ACTUAL/ACTUAL (ICMA)) basis at a rate equal to the applicable Bund Rate plus 20 basis points, provided that, if the 2032 Euro Notes are redeemed on or after the 2032 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 2032 Euro Notes may be issued. The 2032 Euro Notes and any additional 2032 Euro Notes that may be issued may be treated as a single series for all purposes under the Indenture

CUSIP / ISIN / Common Code:	20030N DC2 / XS2114852564 / 211485256

2040 Euro Notes

Aggregate Principal Amount:	€800,000,000

Maturity Date:	February 20, 2040

Interest Rate:	1.250% per annum, accruing from February 20, 2020

Interest Payment Dates:	February 20 of each year, commencing February 20, 2021

Benchmark Bund Rate:	DBR 4.250% due July 4, 2039

Benchmark Bund Price:	184.500%

Spread to Benchmark Bund:	145.7 bps

Mid-swap Rate:	0.384%

Reoffer Spread to Mid-swap:	+100 bps

Yield to Maturity:	1.384%

Public Offering Price:	97.673% plus accrued interest, if any, from February 20, 2020

Underwriters’ Discount:	0.550%

Net Proceeds to Comcast, Before Expenses:	97.123% per €800,000,000 principal amount of 2040 Euro Notes; €776,984,000 total

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption:	The 2040 Euro Notes are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 2040 Euro Notes, at any time prior to August 20, 2039 (six months prior to the maturity of the 2040 Euro Notes) (the “2040 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2040 Par Call Date, in each case discounted to the redemption date on an actual (ACTUAL/ACTUAL (ICMA)) basis at a rate equal to the applicable Bund Rate plus 25 basis points, provided that, if the 2040 Euro Notes are redeemed on or after the 2040 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 2040 Euro Notes may be issued. The 2040 Euro Notes and any additional 2040 Euro Notes that may be issued may be treated as a single series for all purposes under the Indenture

CUSIP / ISIN / Common Code:	20030N DD0 / XS2114852721 / 211485272

2029 Sterling Notes

Aggregate Principal Amount:	£600,000,000

Maturity Date:	February 20, 2029

Interest Rate:	1.500% per annum, accruing from February 20, 2020

Interest Payment Dates:	February 20 of each year, commencing February 20, 2021

Benchmark Gilt Rate:	UKT 0.875% due October 22, 2029

Benchmark Gilt Price:	102.580%

Spread to Benchmark Gilt:	+95 bps

Yield to Maturity:	1.557%

Public Offering Price:	99.525% plus accrued interest, if any, from February 20, 2020

Underwriters’ Discount:	0.3875%

Net Proceeds to Comcast, Before Expenses:	99.138% per £600,000,000 principal amount of 2029 Sterling Notes; £594,825,000 total

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption:	The 2029 Sterling Notes are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 2029 Sterling Notes, at any time prior to November 20, 2028 (three months prior to the maturity of the 2029 Sterling Notes) (the “2029 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2029 Par Call Date, in each case discounted to the redemption date on an actual (ACTUAL/ACTUAL (ICMA)) basis at a rate equal to the applicable Gilt Rate plus 15 basis points, provided that, if the 2029 Sterling Notes are redeemed on or after the 2029 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 2029 Sterling Notes may be issued. The 2029 Sterling Notes and any additional 2029 Sterling Notes that may be issued may be treated as a single series for all purposes under the Indenture

CUSIP / ISIN / Common Code:	20030N DE8 / XS2114853299 / 211485329

2036 Sterling Notes

Aggregate Principal Amount:	£800,000,000

Maturity Date:	February 20, 2036

Interest Rate:	1.875% per annum, accruing from February 20, 2020

Interest Payment Dates:	February 20 of each year, commencing February 20, 2021

Benchmark Gilt Rate:	UKT 4.250% due March 7, 2036

Benchmark Gilt Price:	149.630%

Spread to Benchmark Gilt:	+100 bps

Yield to Maturity:	1.931%

Public Offering Price:	99.232% plus accrued interest, if any, from February 20, 2020

Underwriters’ Discount:	0.4950%

Net Proceeds to Comcast, Before Expenses:	98.737% per £800,000,000 principal amount of 2036 Sterling Notes; £789,896,000 total

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption:	The 2036 Sterling Notes are redeemable at the option of the Company at any time, in whole or in part, at the “Redemption Price.” The Redemption Price will equal, with respect to the 2036 Sterling Notes, at any time prior to November 20, 2035 (three months prior to the maturity of the 2036 Sterling Notes) (the “2036 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2036 Par Call Date, in each case discounted to the redemption date on an actual (ACTUAL/ACTUAL (ICMA)) basis at a rate equal to the applicable Gilt Rate plus 15 basis points, provided that, if the 2036 Sterling Notes are redeemed on or after the 2036 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; plus, in each case, accrued and unpaid interest thereon to the date of redemption

Additional Issuances:	An unlimited amount of additional 2036 Sterling Notes may be issued. The 2036 Sterling Notes and any additional 2036 Sterling Notes that may be issued may be treated as a single series for all purposes under the Indenture

CUSIP / ISIN / Common Code:	20030N DF5 / XS2114853455 / 211485345

Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document has been prepared as the notes are not available to retail investors in the EEA and the United Kingdom.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at +1 800-854-5674; Citigroup Global Markets Limited at +1 800-831-9146; or J.P. Morgan Securities plc collect on +44-207-134-2486.